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                                                                      EXHIBIT 23
               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in Registration Statements (Form S-3 Nos. 33-47766 and 33-50145) pertaining to various notes of The Times Mirror Company and in the Registration Statements (Form S-8 Nos. 33-24080, 2-77412, 2-91347, 2-92163, 33-13423 and 33-51990) pertaining to certain employee benefit plans of The Times Mirror Company of our report dated February 3, 1994, except for paragraphs 9 and 10 of Note I, as to which the date is August 11, 1994, with respect to the consolidated financial statements of Times Mirror Cable Television, Inc. included in the Form 8-K of The Times Mirror Company dated June 30, 1994.

                                          ERNST & YOUNG LLP

Los Angeles, California
August 15, 1994